MG High Yield Bond Fund 10f3

Transactions Q3




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Park Place Entertainment	Mandalay Resort Group	MGM Grand
Underwriters	DB Securities, Merrill Lynch, BofA, Bear Stearns, BNY, Commerzbank, 1st Union, Fleet, Scotia, SG Cowen, Wasserstein Perella	B of A, Merrill, Commerzbank, CSFB, DB Alex. Brown, DLJ, FleetBoston, Soc. Gen., Wasserstein Perella	B of A, DB Alex. Brown, Nationsbank
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	PPE 8.875%, 9/15/08	MBG 10.25%, 8/1/07	MGG 9.75%, 6/1/07
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	co-manager
Name of underwriter or dealer from which purchased	Merrill Lynch	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	9/15/00	7/19/00	5/22/00

Total dollar amount of offering sold to QIBs	$ 400,000,000	$ 500,000,000	$ 710,000,000
Total dollar amount of any concurrent public offering	$ -	$ -	$ -
Total	$ 400,000,000	$ 500,000,000	$ 710,000,000

Public offering price	$ 100.00	$ 100.00	$ 98.76
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	1.75%	2.00%	1.61%
Rating	Ba2/BB+	Ba3/BB-	Ba2/BB+
Current yield	8.875%	10.25%	9.87%

Total par value purchased	$ 1,500,000	n/a	n/a
$ amount of purchase	$ 1,500,000	n/a	n/a

% of offering purchased by fund	0.38%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total	0.38%	n/a	n/a